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                      May 14, 2024

       Ryan Melsert
       Chief Executive Officer
       American Battery Technology Company
       100 Washington Street, Suite 100
       Reno, Nevada 89503

                                                        Re: American Battery
Technology Company
                                                            Form 10-K for the
Fiscal Year Ended June 30, 2023
                                                            Filed September 28,
2023
                                                            File No. 001-41811

       Dear Ryan Melsert:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation
       cc:                                              Amy Bowler